Report Name - 10F-3

Fund - Smith Barney Dividend Strategy Fund

                                Period : 11/01/04 through 04/30/05


                                    ID : 231
                           Issuer Name : Assurant (AIZ)
                            Trade Date : 01/20/05
                        Selling Dealer : Morgan Stanley
                Total Shares Purchased : 316,710.00
                        Purchase Price : 30.6
                    % Received by Fund : 1.164%
                        % of Issue (1) : 3.316%
        Other Participant Accounts (2) :         585,290.00
                      Issue Amount (2) :      27,200,000.00
          Total Received All Funds (2) :         902,000.00

(1) Represents purchases by all affiliated mutual funds and discretionary accounts; may not exceed 25% of the principal amount of the offering.

(2) Includes purchases by other affiliated mutual funds and discretionary accounts.


                           Report Name : 10F-3 Syndicate Supplement

                                Issuer : Assurant (AIZ)
                            Trade Date : 01/20/05
                 Joint/Lead Manager(s) : Morgan Stanley
                                         Citigroup
                                         Credit Suisse First Boston Corp
                                         Lehman Brothers
                                         Merrill Lynch & Co
                         Co-Manager(s) : Cochran Caronia & Co
                                         Fortis Securities
                                         Fox-Pitt Kelton Inc
                                         Goldman Sachs & Co
                                         JP Morgan Securities
                                         Keybanc Capital Markets
                                         Raymond James & Associates Inc
                                         SunTrust Robinson Humphrey
                                         UBS
                         Selling Group : N/A